FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) OF PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P. (the “Partnership”) dated as of March 14, 2012, is entered into among Preferred Apartment Communities, Inc., a Maryland corporation, as General Partner, and Preferred Apartment Advisors, LLC, a Delaware limited liability company, as the Initial Limited Partner and as the Special Limited Partner.

WHEREAS, the parties hereto entered into that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 18, 2011 (the “Agreement”); and

WHEREAS, pursuant to Section 14.1 of the Agreement, the parties hereto desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Section 17.1 of the Agreement is hereby amended and restated in its entirety as follows:

“17.1 Designation and Number.

A series of Partnership Units in the Partnership, designated as the “Class B Units” hereby is established. The number of Class B Units shall be 1,000,000. Except as set forth in Article 5 and this Article 17, Class B Units shall have the same rights, privileges and preferences as the Class A Units. The General Partner is authorized to issue Class B Units to employees and other natural persons providing services to the Partnership or the General Partner, on such terms and conditions as the General Partner deems advisable, including, for example, conditions of vesting, forfeiture and transfer restrictions. Class B Units issued to eligible persons may be issued pursuant to an equity compensation plan established by the Partnership or pursuant to stand-alone, written agreements, as determined by the General Partner. Any award agreement issued in connection with Class B Units granted pursuant to an equity compensation plan or any stand-alone written agreement providing for the grant of Class B Units to a service provider shall constitute part of the “partnership agreement” of the Partnership as the term “partnership agreement” is defined in Section 761(c) of the Code and Treas. Regs. Sec. 1.704-1(b)(2)(ii)(h). The General Partner shall have complete discretion with respect to the selection of persons to receive grants of one or more Class B Units, and the terms and conditions of such grants.”

2.                  Except as otherwise specifically set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date first set forth above.

General Partner:

PREFERRED APARTMENT COMMUNITIES, INC.

By:	/s/ John A. Williams
John A. Williams
President and Chief Executive Officer

Initial Limited Partner:

PREFERRED APARTMENT ADVISORS, LLC

By:	NELL Partners, Inc., its Member

By:	/s/ John A. Williams
John A. Williams
President and Chief Executive Officer

Special Limited Partner:

PREFERRED APARTMENT ADVISORS, LLC

By:	NELL Partners, Inc., its Member

By:	/s/ John A. Williams
John A. Williams
President and Chief Executive Officer